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                                                                     EXHIBIT 4.4

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                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of February, 2001.


B E T W E E N :

                                  ROBERT SIMONEAU, businessman, residing at 1320 Pierre Cognac Street, Chamby, Quebec;

                                  (hereinafter referred to as the "Employee")

                                           - and -

                                  EQUILAR CAPITAL CORPORATION, a corporation incorporated under the laws of the Province of Ontario;

                                  (hereinafter referred to as the "Company")

WHEREAS the Employee is a shareholder of Credit Chip Corporation ("C-Chip"), all of the shares of which are being acquired by the Company pursuant to the terms of a Share Exchange Agreement ("SEAgreement") dated the 31st day of January, 2001;

AND WHEREAS it is a condition precedent to the completion of the SEAgreement that all of the right, title and interest of the Employee in and to the Intellectual Property, patents, trademarks, copyrights, etc., past, present and future, relating to the "credit chip" (the "C-Chip Technology") be assigned to C-Chip, which is to become a wholly owned subsidiary of the Company under the terms of the SEAgreement;

AND WHEREAS it is a term of the SEAgreement that the Employee enter into this Employment Agreement (the "Agreement"); and it is acknowledged by the Employee that primary consideration for the execution and delivery of this Agreement by the Company is the exchange of shares and warrants in the capital stock of the Company for the Employee's shares and warrants in C-Chip, under the SEAgreement, and the full assignment and release by the Employee of all interest in the Intellectual Property and the C-Chip Technology;

AND WHEREAS the parties hereto desire to set out the understanding reached between them in a written agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged), the parties hereto hereby agree with each other as follows:

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                                      -2-


1.       DEFINED TERMS

Where used herein, except where the context otherwise requires, the following terms shall have the meanings ascribed hereunder:

"AGREEMENT" means this employment agreement, and all extensions, modifications and amendments hereto;

"BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which the principal Canadian Chartered banks are not generally open for business in the City of Montreal;

"CONFIDENTIAL INFORMATION" includes information known or used by the Company in connection with its activities, operation and business, including but not limited to, any formula, design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, information about or relating to the Company's customers (their names, addresses or requirements), the Company's markets and marketing plans, past, present and future, information about or relating to the Company's past, present or potential business ventures, financial information of all kinds relating to the Company and its activities, all Intellectual Property, inventions, ideas, and related material, but does not include any of the foregoing which is or becomes a matter of general public knowledge.

"DOLLARS" means the lawful money of Canada;

"EFFECTIVE DATE" means the 1st day of February, 2001;

"INTELLECTUAL PROPERTY" means all of the right, title and interest whatsoever, whether registered or not, in and to any patents, trademarks, copyrights, know-how, industrial design, trade mark, trade name, trade secret, logo, etc., or any application thereof in any part of the world;

"NOTICE" has the meaning set out in paragraph 14.

"PERIOD OF EMPLOYMENT" has the meaning set out in paragraph 3.

"PERSON" means an individual, partnership, joint venture, association, corporation, legal person, trust, or a government or any department or agency thereof or any other entity however designated or constituted; and

"WORK PRODUCT" has the meaning attributed to such term in paragraph 8.1.

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2.       EMPLOYMENT

 .1 The Company hereby agrees to employ the Employee as Vice-President of the Company, and the Employee hereby accepts such offer of employment and agrees to serve in such capacity, subject to the reasonable direction and control of the Board of Directors of the Company, or such other committee or Person to whom it may have delegated such powers. The Employee agrees to perform his assigned duties, which duties shall include all functions of a person holding such a position.

 .2 It is agreed that the Employee shall remain based in Montreal. It is acknowledged that there may be a substantial amount of travel, including stays outside of the City of Montreal, required as part of the Employee's function with the Company.

 .3 The Employee shall, during the Period of Employment, use his best efforts to promote and advance the business and interest of the Company and shall devote his full time and attention to the business and affairs of the Company and to the discharge, to the best of his ability and experience, of all duties and responsibilities reasonably required of him hereunder. In carrying out these duties and responsibilities, the Employee shall comply with all lawful and reasonable instructions as may be given by the Board (or the Person so authorized by the Board).

 .4 The Employee acknowledges and agrees that the effective performance of the Employee's duties requires the highest level of integrity and the Company's complete confidence in the Employee's relationship with other personnel of the Company and with all persons dealt with by the Employee in the course of employment.

 .5 The parties acknowledge and agree that the employment relationship will be governed by the standards and terms of the Company's policies, as they are established from time to time, and they agree to comply with the rules, regulations, directions and policies that have or may hereafter be established by the Company so long as they are not inconsistent with any provisions of this Agreement

 .6 The Employee shall not permit any conflict of interest to exist in such manner that the best interests of the Company shall be prejudiced in any way.


3.       PERIOD OF EMPLOYMENT

This Agreement shall commence at the Effective Date and shall continue for an indefinite period of time, subject to the termination of this Agreement pursuant to the provisions of paragraph 9. ("Period of Employment").

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4.       SALARY

 .1 During the Period of Employment, the Company shall pay to the Employee, an annual salary of one hundred and twenty-four thousand, eight hundred Dollars ($124,800.00) per annum. Salary payments shall be made in accordance with the standard policies of the Company in effect from time to time. It is the current policy of the Company to pay salaries twice per month. All regular salary payments to the Employee shall be net of government required remittances, as well as agreed remittances or deductions for employee benefit or other similar programs. The Company shall be responsible for making all such remittance payments to the government or other authority.

 .2 The Company shall review annually the salary payable to the Employee and such salary shall be increased annually in accordance with the Employee's performance and with salaries payable ON THE MARKET to employees holding similar positions and responsibilities to that held by the Employee. The foregoing shall be subject to the Company's performance and its ability to pay.


5.       EXPENSES

In addition to salary provided to the Employee in this Agreement, the Employee shall be entitled during the Period of Employment to:

 .1 a monthly allowance of a maximum of seven hundred Dollars ($700.00) for the use of a motor vehicle and, in addition to such allowance, all maintenance and operating costs relating to such motor vehicle;

 .2 the reimbursement of all reasonable business, travel and promotional expenses incurred in the course of his employment, provided that evidence of such expense is provided to the Company and such expenses are within the reasonable expense polices of the Company for senior management employees; and

 .3 the use, at the expense of the Company, of a personal computer, high speed, internet link for work at his home office and a cellular phone.


6.       PAID VACATION

The Employee shall be entitled to reasonable paid vacation, not to be less than three (3) weeks per year, at such times, upon such terms and subject to such conditions as may be reasonable and are consistent with the Company's vacation policies for senior management.

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7.       EMPLOYEE BENEFIT PROGRAMS

The Company undertakes to put into place, within twelve (12) months of the Effective Date, the following Employee Benefit Programs and thereafter, during the Period of Employment, the Employee shall have the right to participate in such employee benefit programs, in accordance with their terms:

 .1  a dental, disability insurance and life insurance plan; and

 .2 a pension fund or collective registered retirement savings plan under which the Company shall contribute an amount equal to the Employee's contribution, subject to relevant government regulation.


8.       OWNERSHIP OF INTELLECTUAL PROPERTY

 .1 The Employee hereby expressly and irrevocably assigns, transfers and agrees to assign and transfer to the Company all rights, including without limitation, all rights to the Intellectual Property, in and relating to any work, computer software, inventions, discoveries, developments, improvements and ideas (the "Work Product") created made or designed by him during the Period of Employment, whether alone or in conjunction with other Persons, if such Work Product results from or arises out of any work performed by or opportunities accruing to the Employee on behalf of the Company or arising out his work with the Company or connected to any matter relating to any business in which the Company is involved. Also included are all rights relating to the C-Chip Technology, whether developed before or during the Period of Employment, by the Employee whether assigned to C-Chip or not.

 .2 The parties agree that all Work Product shall, from its inception, be the property of the Company and the Company shall be the owner thereof without any further act or documentation. The Employee agrees to confirm such ownership in writing and to execute any assignments or other documentation, as reasonably requested by the Company from time to time.

 .3 At any time during the Period of Employment, or after the termination hereof, the Employee shall:

         .01 sign, acknowledge and deliver, at the Company's expense, but without any other compensation, excepting a reasonable sum for time actually spent by him if he is no longer in the Company's employ, any working notes or other documents, including applications for Intellectual Property rights and for assignment of all interest related thereto or to the Work Product, or the C-Chip Technology, required to enable the Company to publish or protect the Work Product or the C-Chip Technology, whether by patent, or otherwise; and

         .02 give any other assurance as the Company reasonably may require with respect to any proceeding or litigation before any authority relating to the Work Product or the C-Chip Technology, at the Company's expense, but without any other compensation excepting a reasonable sum for the actual time that he devotes thereto, if he is no longer employed by the Company.

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                                      -6-

9.       TERMINATION

 .1       The Company shall have the right to terminate the employment of the
         Employee, upon written notice, without being bound to pay any indemnity or severance whatsoever, in the following cases:

         .01 if the Employee becomes physically or mentally disabled to an extent as to make him unable to perform his duties hereunder normally and adequately for a period of three (3) consecutive months or for a period of six months in any twelve month period;

         .02  in the event of the death of the Employee

         .03 in the event of fraud, theft, gross negligence or misconduct of a criminal or quasi criminal nature, involving matters which would directly affect the reputation or business and affairs of the Company, on the part of the Employee which would normally constitute cause for dismissal;

         .04 in the event the Employee takes any action which threatens the Company's right title or interest in the Intellectual Property or the C-Chip Technology; or

         .05 if the Employee fails to comply with any of the provisions of this Agreement and such default is not cured within thirty (30) days following receipt of written notice from the Company, provided that if such default is material and reoccurring no further notice shall be required.

         If the Employee's employment is terminated pursuant to the provisions of paragraph 9.1, the Employee shall not be entitled to receive any remuneration or other payment under this Agreement other than accrued and unpaid salary and general benefits pro-rated to the effective date of termination.

         If an event of default occurs, the Company shall have, in addition to any other remedies which the Company may have in accordance with this Agreement or at law, the right to enforce the provisions of this Agreement by way of injunction in order to enjoin any breach or threatened breach of any of the terms of this Agreement.

 .2 If the Company terminates the employment of the Employee for any reason other than those set out in paragraph 9.1 above, the Company shall pay to the Employee a one time severance of two hundred and fifty thousand Dollars ($250,000.00), in full satisfaction of all claims, for damages or otherwise, that the Employee may have in respect of his employment by the Company or any associated or affiliated Person. The Employee acknowledges that the notice periods, or payment in lieu provided for herein, are fair and reasonable, given all the circumstances.

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10.      NON-COMPETITION

 .1 The Employee acknowledges that as Vice-President of the Company, he will gain knowledge of, and a close working relationship with the Company's customers, which would injure the Company if made available to a competitor or used for competitive purposes. He further acknowledges that the execution and delivery of this Agreement is a condition of the acquisition of all of the shares and warrants of C-Chip by the Company under the SEAgreement, and that the C-Chip Technology, the goodwill of C-Chip, and the ongoing Intellectual Property, Work Product and goodwill of the Company are important elements of the value of such securities. The Employee is a vendor of securities under the SEAgreement.

 .2 At any time while the Employee remains in the employ of the Company, and where his employment is terminated, then at any time during a period of twelve
(12) months following the date of such termination (unless such termination is made without cause and the Company has failed to pay or make reasonable provisions for the payment of the monies contemplated in paragraph 9.2), the Employee shall not, unless with the prior written consent of the Company, either individually or in partnership or jointly or otherwise in conjunction with any person or persons, and whether as principal, agent, manager shareholder, creditor, officer, director or sales representative for any person, firm, association, organization, syndicate, company or corporation or in any other manner whatsoever:

         (i)      carry on, or

         (ii) advise, assist, lend money to, guarantee the debts or other obligations of or permit his name or any part thereof to be used or employed by any person carrying on,

         any business which is competitive with the existing or proposed business or interests of the Company.

 .3 The Employee acknowledges that, by reason of his employment as Vice-President, he will have access to proprietary information relating to strategic planning, client lists, supplier lists, specialized computer software applications and other important proprietary information acquired by the Company, and for this reason acknowledges and agrees that the terms of this paragraph 10 are fair and reasonable.


11.      CONFIDENTIALITY

 .1 The Employee acknowledges that he has received and will receive Confidential Information in the course of his employment. The Employee acknowledges that the disclosure of such Confidential Information could be prejudicial to the Company and contrary to its interests. Accordingly, the Employee agrees that, during the Period of Employment and at any time thereafter, he shall keep secret and confidential and shall not, directly or indirectly, in any manner whatsoever, disclose, communicate or divulge to any Person, nor use for the benefit of himself or any Person other than the Company, any Confidential Information, except (I) information which is permitted to be disclosed by the Company (II) information which at any time of disclosure is readily available to trade or the public, (III) information which after disclosure becomes readily available to the trade or the public other than through a breach of this agreement, (IV) information which has subsequently lawfully and in good faith

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                                      -8-

obtained by the Employee from an independent third party without breach of this agreement, (V) information which was in the possession of the Employee prior to the disclosure, or (VI) information which is required to be disclosed by law or by a valid order of a court of competent jurisdiction.

 .2 The Employee agrees that he will deliver to the Company, at any time, upon request, all documents, files, lists, samples and other information and property belonging to the Company or relating to the business and copies thereof in his possession or under his control.

 .3 The Employee undertakes to keep the terms of this Agreement confidential except where disclosure thereof is made in normal circumstances (e.g. application for bank loan, credit card) or is required by law.


12.      NON-SOLICITATION

 .1 The Employee agrees that during the Period of Employment, and until the first anniversary of the termination with the Company (whether by reason of the Company terminating his employment or otherwise), he shall not directly or indirectly:

         .01 attempt to solicit, entice away, engage or employ any person employed by or who contracts for the provision of services to the Company, or any of its subsidiaries, at the date of termination or during the three (3) months immediately prior to termination,

         .02 be involved in the procurement of such a person to be engaged or employed by any other business which competes in a material way with any business carried on by the Company at the date of termination, or

         .03 approach or attempt to solicit any of the sponsors, customers, or persons, firms or corporations that do business with the Company, or its subsidiaries.

13.      ENFORCEABILITY

 .1 The Employee has carefully considered the nature and extent of the restrictive covenants set forth herein and agrees that the same are: I) reasonable, including with respect to duration, scope of activity and geographical area; II) are necessary to protect the legitimate interests of the Company; and III) do not prevent him from reasonably earning his living. The Employee hereby acknowledges that all restrictions herein contained are reasonable and valid and all defenses to the strict enforcement of all or any portion thereof are hereby waived. The Company may apply for or have an injunction restraining breach or threatened breach of the covenants herein.

 .2 In the event that a court of competent jurisdiction should conclude that any of these covenants herein contained shall be unreasonable, by reason of the area, duration or type or scope of service covered by the said covenant, then the said court shall have the power and duty to modify such covenant and give effect to it in such reduced form as may be decided by such court.

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                                      -9-


 .3 In the event that any provision of this Agreement shall be determined to be unenforceable, by a court of competent jurisdiction, the parties agree that the invalidity or unenforceability of such provision shall not affect the legality, validity or enforceability of either the Agreement, in whole, or any other clause or provision hereof. Such provision shall be deemed to be deleted and the Agreement, and every other provision hereof, shall remain in full force and effect and the interpreted as if such offending provision was not included, all necessary amendments to this Agreement to be made MUTATIS MUTANDI.


14.      NOTICE

Any notice which shall or may be given in accordance with the terms of this Agreement shall be in writing, in the English language and hand-delivered or mailed by prepaid registered and regular mail or by receipted facsimile. Notice hereunder shall be addressed to the Company at its head office in Montreal and to the Employee at his last residence address maintained in the Company's records. Notice shall be deemed to be received by the party on the date that it is hand-delivered or transmitted to the party (provided that if such day is not a Business Day it shall be deemed to arrive on the next Business Day), or on the fifth (5th) Business Day following mailing of such notice as set out above.


15.      INDEPENDENT LEGAL ADVICE

The Employee acknowledges that he has sought and obtained independent legal advice prior to executing this Agreement.


16.      GENERAL PROVISIONS

 .1 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and Canada and the parties agree to attorn to the jurisdiction of the Courts therein.

 .2 ENTIRE AGREEMENT: This Agreement and the terms hereof constitute the entire agreement between the parties and supersedes all prior, oral or written understandings, agreements or contracts, formal or informal, between the parties hereto with respect to the subject matter of this Agreement. No modification, alteration or waiver of the terms of this Agreement shall be binding unless the same shall be in writing dated subsequent to the date of this Agreement and duly-executed by each of the parties hereto. The Agreement's execution has not been induced by, nor do the parties rely upon or regard as material, any representations or writings whatsoever not incorporated herein.

 .3 NON-WAIVER: Failure by the Company to enforce any provision of this Agreement, or a waiver by the Company of the exercise of its rights upon the occurrence of any event of default, shall not operate or be construed as a waiver of any continuing or subsequent breach of this Agreement by the Employee.

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                                      -10-


 .4 NON-ASSIGNMENT: This Agreement shall be a personal services contract and, as a consequence, not assignable, in whole in part, by the Employee without the prior written consent of the Company, which consent may be unreasonably withheld.

 .5 ENUREMENT: The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and personal representatives of the Employee and the successors and assigns of the Company.


IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and date first above written

SIGNED, SEALED AND DELIVERED in the presence of:
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
                                            )
                                            )
                                            )
________________________                    )
                                            )               __________________________________________
Witness                                     )               Robert Simoneau
                                            )
                                            )
                                            )
                                            )               EQUILAR CAPITAL CORPORATION
                                            )
                                            )
                                            )               Per:_______________________________________
                                            )                                                    A.S.O.
                                            )
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